EXHIBIT 99

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Senior Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL CORPORATION REPORTS RECORD

THIRD QUARTER 2003 RESULTS

EUGENE, OR, October 15, 2003—Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported consolidated results for the third quarter and nine months ended September 30, 2003.

Net income for the third quarter 2003 was $1.8 million, up from the $0.4 million reported for the comparable quarter of 2002. Earnings for the current quarter were a record high $0.27 per diluted share compared to $0.06 per diluted share for the third quarter of 2002. Return on assets and return on equity for the current quarter were 1.80% and 18.15%, respectively, compared to the 0.47% and 4.58%, respectively, that was reported for the third quarter of 2002. The prior year’s quarter earnings were impacted, in part, by a previously announced increase in the provision for loan loss and certain executive severance costs. All current and prior year period per share data were retroactively adjusted to reflect the 4-for-3 stock split declared during the third quarter 2003 and which will be paid to shareholders today, October 15th.

Third quarter 2003 operating revenues were up 12% over the prior year quarter. Net interest income grew 9% primarily as a result of the quarter-over-quarter average asset growth. Increases in bank service charges, merchant bankcard fees and residential mortgage origination fees led to a strong 25% increase in noninterest income. Average core deposit growth continued during the third quarter up 7% and growing $19.0 million since June 30, 2003.

“We made significant progress during the third quarter in achieving our earnings targets, improving the quality of our loan portfolio and resolving certain real estate matters,” said Hal Brown, president and CEO of Pacific Continental. “Importantly, we continued to make business decisions and take actions that benefit our shareholders, such as the 4-for-3 stock split announced in September and which is being paid to shareholders today,” continued Brown.

For the nine months ended September 30, 2003, net income was $5.0 million compared to $1.8 million reported for the comparable period of 2002. Net income for the nine months ended September 30, 2003 was $0.73 per diluted share compared to $0.27 per diluted share for the prior year nine-month period.

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PCBK Q3 Results Page 2 of 6

Return on assets and return on equity for the nine-month period were 1.70% and 17.23%, respectively, compared to the 0.75% and 6.87%, respectively, that were reported for the comparable period of 2002.

Operating revenues of $21.8 million were up 18% for the nine months ended September 30, 2003, an increase of $3.3 million over the prior year nine-month period. This revenue growth was driven by a 23% increase in average earnings assets that led to a 14 % increase in net interest income and was combined with a strong $1.3 million or 31% increase in noninterest income.

The bank continues to achieve strong net interest margins, well above peer bank results. However, as we suggested in previous earnings announcements, the margin did decline from that achieved in the prior year. For the quarter, the net interest margin as a percent of average earning assets was 5.77% down from 6.27% reported in the third quarter of the prior year. Year-to-date net interest margin was 6.05% compared to 6.50% of the prior year nine-month period. The interest margin remains above peer results because of Pacific Continental’s higher utilization of assets together with low cost funding sources. For illustration purposes, the most recent FDIC data available (June 30, 2003) shows peer institutions’ loan to asset ratio, net interest margin and cost of funds as a percent of earning assets to be 66%, 4.29% and 1.82%, respectively. In contrast, Pacific Continental’s were substantially better at 85%, 6.12% and 1.22%, respectively. Pacific Continental’s outlook with respect to its interest margin for the fourth quarter of 2003 is stable to slightly lower.

During the quarter the bank made significant progress in the management of certain real estate assets classified as other real estate owned. The bank completed the sale of one hotel property resulting in a gain of $30,000. In addition, on September 30th the bank entered into a definitive sales agreement on a second hotel property and the sale closed on October 9th. The bank recorded a $270,000 write-down with respect to this property during the third quarter based upon the agreed upon sales price. This write-down was recorded as a component of noninterest expense and is reflected in the September 30, 2003 financial results. With the disposition of this hotel property, recorded on our books at $2.5 million, the bank has resolved all of the issues relating to previously announced nonperforming hospitality properties. Today, the bank’s loan portfolio contains hospitality loans totaling $21.2 million represented by 20 properties. All of these loans are performing as contractually agreed.

The bank had no net loan growth during the third quarter. Period end loans were $341.7 million down from $354.6 million at June 30, 2003. This decline was a result of unanticipated loan prepayments and planned exits for certain of the bank’s identified weaker credits. The payoff of these particular weaker credits, together with the resolution of the hospitality assets, resulted in a marked improvement in the bank’s asset quality ratios. This improvement is reflected in management’s assessment of the allowance for loan loss and the subsequent conclusion that no provision for loan loss was necessary during the quarter. Since September 30, 2002, loans grew $33.1 million; year-to-date average loans have increased $68.8 million or 25%.

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September 2003 loan volume was one of the most active of the year, and the loan pipeline contains many high quality prospects. Given the growth opportunities for both loans and deposits, management enters the fourth quarter with a positive outlook. Management believes that this growth potential and improved loan quality, combined with the bank’s strong interest margin and continuing improvement in noninterest revenue bodes well for future periods.

Nine Month 2003 Highlights:

•	Improved overall loan portfolio credit quality

•	ROE and ROA return to higher levels, more typical of historical performance

•	Declared a 4-for-3 stock split

•	Paid cash dividends of $0.20 (split adjusted) per share during the first nine months of 2003.

Live Audio Webcast: Pacific Continental Bank is offering a live audio webcast for interested parties relating to its third quarter 2003 results on October 15, 2003 at 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio, click on the Presentations link within the Investor Relations section on the company’s home page. The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the Webcast should be directed to Mick Reynolds at (541) 686-8685.

About Pacific Continental. Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation. The bank delivers its highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state’s two largest markets. Pacific Continental targets the deposit and lending needs of community-based businesses, professional service groups and not-for-profit organizations. The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its “Business of the Year” during 2002. Pacific Continental Bank continues to receive recognition for its corporate culture and work environment. Oregon Business magazine’s annual survey ranked Pacific Continental as the top rated bank to work for and Families in Good Company awarded the bank with its Quality Seal Award for employee flexibility in the workplace. More information on Pacific Continental and its services including online and electronic banking can be found at www.therightbank.com.

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Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K, the most recent Form 10-Q and other documents including any Form 8-Ks provided to or filed from time-to-time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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Pacific Continental Corporation

Consolidated Statements of Income

For the Nine Months Ended

(Amounts in $ Thousands, except per share data)

	30-Sep-03	30-Sep-02
Interest income	$19,720	$17,784
Interest expense	$3,260	$3,354

Net interest income	$16,460	$14,430
Provision for loan losses	$800	$5,060
Noninterest income	$5,315	$4,031
Noninterest expense	$12,808	$10,396

Income before taxes	$8,167	$3,005
Taxes	$3,131	$1,157

Net income	$5,036	$1,848

Net income per share
Basic	$0.75	$0.28
Fully diluted	$0.73	$0.27
Outstanding shares at period end	6,770,955	6,678,930
Outstanding shares, year-to-date average (basic)	6,740,232	6,694,672
Outstanding shares, year-to-date average (diluted)	6,871,086	6,759,557

Consolidated Statements of Income

For the Quarters Ended

(Amounts in $ Thousands, except per share data)

	30-Sep-03	30-Sep-02
Interest income	$6,501	$6,195
Interest expense	$1,065	$1,194

Net interest income	$5,436	$5,001
Provision for loan losses	$0	$2,050
Noninterest income	$1,812	$1,444
Noninterest expense	$4,259	$3,682

Income before taxes	$2,989	$713
Taxes	$1,142	$300

Net income	$1,847	$413

Net income per share
Basic	$0.27	$0.06
Fully diluted	$0.27	$0.06
Outstanding shares, quarter average (basic)	6,750,209	6,678,266
Outstanding shares, quarter average (diluted)	6,909,329	6,748,448

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Pacific Continental Corporation

Financial Data and Ratios

(Amounts in $ Thousands, except for per share data)

	For Period End		For Quarter End
	30-Sep-03	30-Sep-02	30-Sep-03	30-Sep-02
Balance Sheet
Loans at period end	$341,724	$308,577
Allowance for loan losses at period end	$5,289	$5,695
Assets at period end	$412,445	$362,357
Deposits at period end	$341,611	$296,560
Stockholders’ equity at period end	$40,706	$35,310
Loans, average	$346,923	$278,148	$346,581	$306,238
Earning assets, average	$363,483	$296,539	$373,943	$316,680
Assets, average	$395,780	$327,965	$408,219	$348,396
Deposits, average	$321,760	$262,627	$338,920	$280,964
Stockholders’ equity, average	$39,084	$35,982	$40,368	$35,780
Financial Performance
Return on average assets	1.70%	0.75%	1.80%	0.47%
Return on average equity	17.23%	6.87%	18.15%	4.58%
Net interest margin	6.05%	6.50%	5.77%	6.27%
Efficiency ratio	58.82%	56.32%	58.76%	57.13%
Net income per share
Basic	$0.75	$0.28	$0.27	$0.06
Fully diluted	$0.73	$0.27	$0.27	$0.06
Loan Quality
Loan charge offs	$955	$2,860	$215	$188
Loan recoveries	$(850)	$(77)	$(23)	$(59)

Net loan charge offs	$105	$2,783	$192	$129
Non-accrual loans	$1,400	$7,605
90-day past due	$194	$372
Foreclosed property	$3,074	$864

Total nonperforming assets	$4,668	$8,841
Government guarantees on non-accrual and 90-day past due	$124	$1,811

Nonperforming assets, net of government guarantees	$4,544	$7,030
Loan Quality Ratios
Non-accrual loans to total loans	0.41%	2.46%
Nonperforming assets to total assets	1.13%	2.44%
Allowance for loan losses to net nonperforming loans	359.80%	92.36%
Annualized net loan charge offs to average loans	0.04%	1.22%
Allowance for loan losses to total loans	1.55%	1.85%

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